UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 22, 2006

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

4 Townsend West, Suite 17, Nashua, New Hampshire	03063
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2006 iCAD, Inc (the “Company”) signed a lease (the “Lease”) with Gregory D. Stoyle and John J. Flatley, Trustees of the 1993 Flatley Family Trust (the “Landlord”) for the lease of approximately 11,000 square feet of office space located at the Nashua Office Park, 98 Spit Brook Road in Nashua, New Hampshire (the “Premises”). The Lease provides for a five (5) year term commencing on the earlier to occur of (i) the day following the date the Landlord substantially completes certain work on the Premises or (ii) the day the Company first occupies the Premises, which is expected to occur on or about December 15, 2006. The Lease also provides for annual base rent of $176,256 for the first year (with a one month rent allowance of $14,688 to be applied against the first month’s base rent payment); $187,272 for the second year; $198,288 for the third year; $209,304 for the fourth year and $220,320 for the fifth year . Additionally, the Company is required to pay its proportionate share of the building and real estate tax expenses and obtain insurance for the Premises. The Lease provides for the Company to pay the base rent and proportionate building and real estate tax expenses in equal monthly installments.The Company also has the right to extend the term of the Lease for an additional three year period at the then current market rent rate (which shall not be less than the last annual rent paid by the Company).

The Company’s executive offices will be located at the Premises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By:	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
Executive Vice President of Finance and Chief Financial Officer

Date:  November 29, 2006